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                                                                   EXHIBIT 10.37



October 6, 1998


Mr. Bert Klein:

This letter is to formalize our offer to you for employment with First Virtual Holdings Incorporated as Chief Financial Officer and Vice President of Finance and Administration which is subject to Board approval, reporting directly to the President, or such other Officer as the Board of Directors may designate.

SALARY

The initial annual base salary shall be $150,000. Salary is payable two times each month, and we will give you a periodic review of performance and wages on not less than an annual basis.

We have also agreed that you will be paid a signing bonus of $30,000 that will be paid in three payments of $10,000 on a monthly basis, with the first payment beginning on your start date, which payment will be treated for tax purposes as additional salary and all withholdings shall be deducted. You agree that if you voluntarily resign from First Virtual for any reason in the first year of employment you will reimburse First Virtual your signing bonus, paid back in three equal monthly payments of $10,000.

BONUS

We have agreed that you will be eligible for any bonus plan offered to Officers of the Company. Any bonus will be at the sole discretion of the Company's Board of Directors; provided however, that for the first year of your employment, you will be able to earn up to $40,000. After your first year of employment, the Board of Directors of the Company shall decide whether you are entitled to any additional bonuses.

OPTION GRANT

We will also grant you an option to purchase 150,000 shares of the Company's Common Stock, with a price per share of Common Stock at a price equal to the fair market value of the Company's Common Stock as of the close of business on your start date of October 8, 1998.

You will receive consideration annually for additional stock option awards based on your performance and the performance of the company.




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All Options shall vest in accordance with the 1995 Stock Option Plan, which provides that 25% of the shares subject to the option shall vest and become exercisable on the first anniversary of the vesting commencement date, and an additional 1/48th of the shares subject to the option at the end of each one-month period thereafter shall vest and become exercisable provided in each case that the optionee remains an employee and/or consultant of the Corporation.

OTHER BENEFITS

You will be entitled to three weeks paid vacation during each year of employment, provided that no more than one week is taken at a time without the permission of the Company. You shall be eligible to participate in the existing plans for group life, health and accident insurance plans, and any other plans that the Company may adopt in the future.

SEVERANCE

The company agrees that in the event the Company terminates your employment it shall pay you severance equal to six (6) months current salary. This severance package will be in exchange for a full satisfaction exchange of any claims that you may have against the Company, and the Company may, at its sole discretion, require your signature on such release.


RELOCATION

The company agrees that for a period of 2-3 months you will temporarily be based in Colorado to work on integration of Email Publishing and other on going projects. Any necessary travel to San Diego during this period will be considered a reimbursable business expense.


Your relocation will begin on the date requested in writing by the company. The Company agrees to offer a relocation allowance of up to $55,000 to cover reasonable and necessary Relocation Expenses for up to twelve months from the requested date. Relocation expenses include, by way of example but not limitation, the following: transportation of you and your family, movement of household goods, house hunting trips, temporary living, trips home from the temporary residence. The company will "gross up" the taxable elements of this reimbursement to cover all incremental taxes associated with your relocation. The "gross-up" is not considered part of the relocation allowance, but is in addition to it. All expenses must be supported by receipts and must be reasonable in light of the reimbursement sought.

REPRESENTATIONS AND WARRANTIES


You represent and warrant that no prior contract or agreement to which you are a party or any prior performance of any such agreement will interfere in any manner, or conflicts with, the terms of and complete performance of this agreement




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Your execution of this letter will create a binding agreement between you and the Company. We would want you to provide your present employer with notice of termination of employment with a copy to us. We are excited to have you with us and look forward to working together to ensure the continued success of First Virtual.



Sincerely,

/s/ Keith S. Kendrick

Keith S. Kendrick, President
First Virtual Holdings Incorporated





Accepted:  /s/ Bert Klein                                Date:  October 8, 1998
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               Bert Klein